UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

16 Menachem Begin Street, Gama Building 5th floor, Ramat Gan, Israel	52681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Material Agreement

On September 19, 2011, Global Energy Inc. (GEYI) entered into an Amended and Restated Business and Royalty Agreement (the “Business and Royalty Agreement”) with Covanta Energy Corporation (CVA) regarding the AlphaKat Technology.

The restructuring of the Business and Royalty Agreement converts GEYI’s right to invest capital in, and receive royalties on the sale of diesel from, CVA projects into a combination of (i) the payment of a supplemental commission (this is in addition to the commissions being paid under Covanta’s License Agreement), (ii) a continued (albeit reduced) royalty on the sale of diesel and (iii) a royalty on the sale of U.S. Government Renewable Identification Credits.  In addition, GEYI has been given the right to convert its right to receive royalties in all CVA projects developed following the exercise of the conversion option into a net cash flow position in all future projects.

The restructured agreement enables GEYI to use all of its capital to invest in the projects which it develops outside the U.S. for its own account.  The agreement also includes an agreement by CVA to use commercial reasonable efforts to provide equipment lease financing for GEYI’s initial projects outside the U.S., subject to standard underwriting terms, appropriate approvals and other conditions.

For further information, please see the Business and Royalty Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, or contact GEYI.

The summary of the foregoing is qualified in its entirety by reference to the Business and Royalty Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Business and Royalty Agreement between Global Energy Inc. and Covanta Energy Corporation, dated September 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

By:	/s/ Asi Shalgi
Asi Shalgi
President and Chief Executive Officer

Date: October 4, 2011